Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 #33-49886, Form S-8 #333-26409, Form S-8 #33-84558, Form S-8 #333-105264, Form S-8 #333-143086 and Form S-3 #333-146279) and in the related prospectuses, of our reports dated March 6, 2008, with respect to the consolidated financial statements and schedule of Kohl’s Corporation, and the effectiveness of internal control over financial reporting of Kohl’s Corporation, included in this Annual Report (Form 10-K) for the year ended February 2, 2008.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin

March 14, 2008